Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-269519 and No. 333-269841) on Form S-3 and in the registration statement (No. 333-262369) on Form S-8 of our report dated March 13, 2023, with respect to the consolidated financial statements of AgileThought, Inc.

/s/ KPMG LLP

Dallas, Texas
March 13, 2023